XPEL Acquires Montreal, Canada Paint Protection Film Installer Protex Centre

San Antonio, TX - January 30, 2020 - XPEL, Inc. (Nasdaq: XPEL) (“XPEL”, “the Company”), a global provider of protective films and coatings, today announced that it has agreed to acquire Protex Centre, the largest franchisee in the Protex Canada network. Closing is subject to customary conditions and is expected to occur on February 1, 2020.
Protex Centre is a Montreal-based wholesale-focused paint protection film installation business, serving primarily dealerships with over 20 employees and a 15-year operating history.
The acquisition is expected to add over CAD$2.5 million in incremental revenue, excluding the approximately CAD$1.0 million in annual purchases by Protex Centre from XPEL. We anticipate that the acquisition will be immediately accretive to our 2020 results of operations. The acquired business will combine physically and operationally with the Protex Pointe-Claire window film business acquired by XPEL in 2018, providing an integrated wholesale solution for a significant portion of the Montreal area.
Ryan Pape, President and Chief Executive Officer of XPEL, commented, “Protex Centre is one of the largest wholesale paint protection film installation businesses in the world and one of our single largest individual customers. We are excited to add Protex Centre to our great team in Quebec.”
The purchase price was approximately CAD$3.25 million, funded from cash on hand and through the issuance of unsecured promissory notes payable to the sellers.

About XPEL, Inc.

XPEL is a leading provider of protective films and coatings, including automotive paint protection film, surface protection film, automotive and commercial/residential window films, and ceramic coatings. With a global footprint, a network of trained installers and proprietary DAP software, XPEL is dedicated to exceeding customer expectations by providing high-quality products, leading customer service, expert technical support and world-class training. XPEL, Inc. is publicly traded on Nasdaq under the symbol “XPEL”.

Safe harbor statement

This release includes forward-looking statements regarding XPEL, Inc. and its business, which may include, but is not limited to, anticipated use of proceeds from capital transactions, expansion into new markets, and execution of the company's growth strategy. Often, but not always, forward-looking statements can be identified by the use of words such as "plans," "is expected," "expects," "scheduled," "intends," "contemplates," "anticipates," "believes," "proposes" or variations (including negative variations) of such words and phrases, or state that certain actions, events or results "may," "could," "would," "might" or "will" be taken, occur or be achieved. Such statements are based on the current expectations of the management of XPEL. The forward-looking events and circumstances discussed in this release may not occur by certain specified dates or at all and could differ materially as a result of known and unknown risk factors and uncertainties affecting the company, performance and acceptance of the company's products, economic factors, competition, the equity markets generally and many other factors beyond the control of XPEL. Although XPEL has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results to differ from those anticipated, estimated or intended. No forward-looking statement can be guaranteed. Except as required by applicable securities laws, forward-looking statements speak only as of the date on which they are made and XPEL undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

For more information, contact:
Investor Relations: John Nesbett/Jennifer Belodeau IMS Investor Relations Phone: (203) 972-9200 Email: jnesbett@institutionalms.com